Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-116602, 333-106276, 333-96623, 333-65964 and 333-48726) of SupportSoft, Inc. of our report dated September 23, 2004, relating to the consolidated financial statements of Core Networks Incorporated (a development stage company), for the years ended April 30, 2004 and 2003 and the period from May 19, 1998 (date of inception) through April 30, 2004, appearing in this Current Report on Form 8-K of SupportSoft, Inc. dated November 15, 2004.

DELOITTE & TOUCHE LLP

Ottawa, Canada

November 15, 2004